EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2024 Results

Dallas (November 13, 2024) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the third quarter ended September 30, 2024.

The Company reported a net loss of ($4,000) for the three months ended September 30, 2024, as compared to net income of $7,000 for the similar period in 2023.

For the three months ended September 30, 2024 the Company had revenue of $37,000 including $26,000 for rental revenue and $11,000 for management fees as compared to revenue of $35,000 including $25,000 for rental revenue and $10,000 for management fees for the comparative period in 2023.

For the three months ended September 30, 2024, corporate general & administrative expenses were $79,000 as compared to $70,000 for the comparable periods in 2023.

For the three months ended September 30, 2024, interest income was $52,000 as compared to $57,000 for the comparable periods in 2023.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$430	$447
Other current assets	26	12
Total current assets	456	459

Property and equipment, net of depreciation
Land, buildings and equipment	619	629

Note receivable - related party	3,542	3,542

Total assets	$4,617	$4,630

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED

(dollars in thousands, except par value amount)

	September 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable	$22	$36
Accrued expenses	39	39
Total current liabilities	61	75

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and outstanding at September 30, 2024 and December 31, 2023	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 5,131,934 shares at September 30, 2024 and December 31, 2023	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,075)	(59,076)

Total stockholders' equity	4,556	4,555

Total liabilities & equity	$4,617	$4,630

NEW CONCEPT ENERGY, INC AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,

	2024	2023	2024	2023
Revenue
Rent	$26	$25	$76	$76
Management Fee	11	10	34	39
Total Revenues	37	35	110	115

Operating Expenses
Operating Expenses	14	15	39	41
Corporate general and administrative	79	70	235	219
Total Operating Expenses	93	85	274	260
Operating loss	(56)	(50)	(164)	(145)
Other Income
Interest income from related parties	50	53	160	158
Interest income from a third party	2	4	5	5
Total Other Income	52	57	165	163

Net income (loss) applicable to common shares	$(4)	$7	$1	$18

Net income (loss) per common share-basic and diluted	$(0.01)	$0.01	$0.01	$0.03

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132	5,132	5,132